DEED OF VARIATION
 TO A PUT AND CALL OPTION AGREEMENT
DATED 29 JUNE 2010

DATE:   24 August 2010

(1) Grafton Resource Investments Ltd
c/o dms Corporate Services Ltd
P O Box 1344, DMS House
20 Genesis Close
Grand Cayman, KY1-1108 Cayman Islands

(2) Universal Gold Holdings (Cayman) Ltd
C/- Maples Corporate Finance Services Ltd
PO Box 309, Ugland House
Grand Cayman, KY1-1104 Cayman Islands

BACKGROUND

A.
On 29 June 2010, Grafton Resource Investments Ltd, (“Grafton”) and Universal Gold Holdings (Cayman) Ltd (“UNIVERSAL”) entered into a Put and Call Option Agreement (the “June Agreement”) in respect of shares in Kolar Gold plc (an English company No 3404980) (“Kolar”).  Terms defined in the June Agreement shall apply where used in this Deed.

B.
Pursuant to the June Agreement, UNIVERSAL has paid the sum of £680,000 by way of subscription monies to Kolar and Grafton has in accordance with the June Agreement procured that UNIVERSAL has had issued to it by Kolar:

(a)
a Loan Note Certificate No 4 (“Loan Note”) in the sum of £680,000 pursuant to the CLN Instrument and giving UNIVERSAL as the registered holder thereof the right to convert into 2,720,000 “B” Ordinary shares of £0.07 each in Kolar at £0.25 per share; and

(b)	a Warrant Certificate No 4 (“Warrant”) giving UNIVERSAL as the registered holder thereof the right to subscribe for 2,720,000 “B” Ordinary shares of £0.07 each in Kolar at £0.30 per share.

C.	Grafton confirms that it remains the holder of the 7,160,000 Existing Shares in Kolar.

D.
Grafton and UNIVERSAL wish to cancel and substitute the provisions of clauses 2 (Call Option), 3 (Put Option) and 4 (Failure to Exercise) of the June Agreement with the provisions set out in this Deed.

E.
Grafton anticipates that it will prior to the end of the Call Option Period referred to below subscribe for or otherwise acquire rights on a fully paid basis to between 6,840,000 and 10,840,000 additional B Ordinary Shares in Kolar (“Additional Kolar Share Rights”).

F.
Grafton has agreed to grant UNIVERSAL put and call options over the Existing Shares and such Additional Kolar Share Rights as may be acquired by Grafton prior to the exercise of the Call Option referred to below for a consideration based on the valuation criteria set out or referred to in Schedules 1 and 2 to this Agreement and subject to the terms and conditions set out below.

AGREED TERMS:

In consideration for the mutual undertakings and commitments given by each party to the other hereunder it is hereby agreed between Grafton and UNIVERSAL as follows:

1.	VARIATION

The June Agreement is hereby varied by this Deed by the deletion of Clauses 2, 3 and 4 of the June Agreement and the substitution therefore of clauses 2, 3 and 4 (respectively) of this Deed.

2.	CALL OPTION

a)	Grafton hereby grants to UNIVERSAL a 90 day call option (Call Option) to acquire Grafton's entire shareholding and share interests in Kolar comprising:

i)	its Existing Shares; and

ii)	such Additional Kolar Share Rights as Grafton shall have acquired

Provided that the aggregate of the Existing Shares and Additional Kolar Share Rights (together “Total Kolar Shares”) shall not be more than 16,535,000 Total Kolar Shares (“Maximum Commitment”);

b)
the 90 day Call Option period shall commence on 16 August 2010 and UNIVERSAL acknowledges that 90 days shall be sufficient time for it to conduct due diligence in relation to Kolar and to decide whether or not it wishes to exercise its call option;

c)	Where the Total Kolar Shares comprise only the Existing Shares the exercise price under the Call Option shall comprise:

(i) the issue by UNIVERSAL to Grafton of 15,107,600 new shares in UNIVERSAL credited as fully paid and ranking pari passu with the existing shares in UNIVERSAL (the "Shares Consideration"); plus

(ii) the legally binding commitment for UNIVERSAL to issue to Grafton over an 18 month period from the date of exercise of the Call Option, warrants to subscribe for:

(a)	3,233,026 new shares in UNIVERSAL, such shares to be issued at $0.75 per share; and
(b)	3,233,026 new shares in UNIVERSAL, such shares to be issued at $0.90 per share all such shares in UNIVERSAL ranking pari passu with all other existing shares in UNIVERSAL (together the “Warrants Consideration”). The Shares Consideration and the Warrants  Consideration being together referred to as the “UNIVERSAL Consideration”.

d)	Where the Total Kolar Shares available is equal to the Maximum Commitment the exercise price under the Call Option shall comprise:

(i) the issue by UNIVERSAL to Grafton of 34,888,850 new shares in UNIVERSAL by way of the Shares Consideration; plus

(ii) the legally binding commitment for UNIVERSAL to issue to Grafton over an 18 month period from the date of exercise of the Call Option, warrants to subscribe for:

(a)	7,466,214 new shares in UNIVERSAL, such shares to be issued at $0.75 per share; and
(b)	7,466,214 new shares in UNIVERSAL, such shares to be issued at $0.90 per share by way of the Warrants Consideration.

e).	if and to the extent that the Total Kolar Shares available are more than the Existing Shares but less than the Maximum Commitment:
(i)
the number of shares in UNIVERSAL to be issued by way of the Shares Consideration shall be ascertained in proportion to the number of Total Kolar Shares available on the basis of 2.11:1 (namely 2.11 UNIVERSAL Shares shall be issued for each Kolar Share) and

(ii)
the number of warrants in respect of UNIVERSAL shares to be issued by way of the Warrants Consideration shall be the amount equal to 0.428% of the Shares Consideration pursuant to sub- clause (i) above and shall be divided equally between warrants at $0.75 per UNIVERSAL Share and warrants at $0.90 per UNIVERSAL Share.

f)
for the avoidance of doubt if the Total Kolar Shares available to Grafton exceeds the Maximum Commitment any such excess Kolar Shares shall not be subject to the terms of this Agreement save that Grafton hereby grants to UNIVERSAL a right of first refusal to be granted a further 90 day Call Option Agreement over such excess Kolar Shares.  UNIVERSAL’s right of first refusal shall expire on the Completion Date (as defined below) unless UNIVERSAL has given Grafton prior written notice during the period from its date of exercise of the Call Option (under this Deed) and prior to the Completion Date, that it wishes to exercise such right.  As soon as practicable following Grafton’s receipt of said notice, the parties hereto shall enter into a further 90 day call option agreement commencing on the Completion Date in respect of such excess Kolar Shares for an exercise price calculated on the same basis as set out in clause 2(e) and Schedules 1 & 2 of this Deed.

g)
UCMC shall exercise its Call Option by giving written notice to Grafton during the Call Option period, which notice shall be irrevocable (without Grafton’s consent) and shall contain UGM’s undertaking to:

i)
file a registration statement with the SEC  in respect of the new shares comprising the Shares Consideration and also comprising the Warrants Consideration arising from the exercise by Grafton of its rights under the Warrants Consideration in each case within 75 days of issue; and

ii)
use its best endeavours to procure that the SEC ensure registration of each such tranche of  shares in UNIVERSAL to which Grafton is entitled as above, takes place not more than 180 days after initial filing. and

iii)	seek, with the co-operation of Grafton, a listing for the entire issued share capital of UNIVERSAL on AIM, TSX or other equivalent market within 6 months;

and completion of the transfer of the Total Kolar Shares by Grafton and issue of the UNIVERSAL Consideration by UNIVERSAL will take place within 30 days of the exercise of the Call Option by UNIVERSAL (the “Completion Date”).

3.	PUT OPTION

a.
Grafton hereby also grants to UGCM a 90 day put option (“Put Option”) exercisable only during and no later than the end of  the Call Option period referred to in paragraph 2 (b) above to require Grafton to acquire from UNIVERSAL its entire rights and interest in the Loan Note and Warrant (and any New Kolar Shares into which they may at such date have been converted) for an aggregate price of £680,000 such purchase to be completed within 30 days after the exercise of the Put Option

b.
The price payable by Grafton to UNIVERSAL under the Put Option shall be satisfied by Grafton in cash (in Sterling or US Dollars at the prevailing spot conversion rate) as Grafton shall decide against the transfer to Grafton by UNIVERSAL as the registered holder of both the Loan Note and Warrant(or shares as aforesaid).

4.	FAILURE TO EXERCISE

In the event UNIVERSAL does not exercise either its Call Option or its Put Option within the option period, both such options will lapse and in such circumstances Grafton shall retain the Existing Shares and any Additional Kolar Share Rights and UNIVERSAL shall retain the Loan Note and Warrant and/or  New Kolar Shares as the case may be.

5.	GOVERNING LAW

This Deed shall be governed by English law and Grafton and UNIVERSAL agree to the non-excusive jurisdiction of the English courts.

6.	CONFIDENTIALITY

The parties undertake to each other to keep confidential the existence of this Deed and UNIVERSAL undertakes that it will not issue any announcement or press release in relation to or containing information relating to Kolar, nor shall it disclose to any third party any information relating to Kolar made available to it during the course of its due diligence, and that it will use the information available to it in relation to Kolar only for the purposes contemplated by this Deed,

SAVE THAT either party may disclose any information that it is otherwise required to keep confidential under this clause 6:

i.
to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this Deed, or to facilitate the exercise of the Option, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

ii.	with the written consent of the other party; or

iii.	to the extent that the disclosure is required by law or by an regulatory body, tax authority or securities exchange,

but shall use reasonable endeavours to consult the other party and give them a reasonable time to respond and take into account any reasonable requests such other party may have in relation to the disclosure before making it.

7.	FURTHER ASSURANCE

At all times after the date of this Deed the parties shall, at their own expense, execute all such documents and do all such acts and things as may reasonably be required for the purpose of giving full effect to this Deed.

8.	ASSIGNMENT

All rights under this Deed are personal to the parties and may not be assigned by either party without the prior written consent of the other party.

9.	WHOLE AGREEMENT

This Deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

10.	VARIATION AND WAIVER

a.	A variation of this Deed shall be in writing and signed by or on behalf of each party.
b.
Any waiver of any right under this Deed is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

c.
Except as expressly stated, no failure to exercise or delay in exercising any right or remedy provided under this Deed or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

d.	No single or partial exercise of any right or remedy under this Deed shall preclude or restrict the further exercise of any such right or remedy.
e.	Unless specifically provided otherwise, rights arising under this Deed are cumulative and do not exclude rights provided by law.

11.	COSTS

UNIVERSAL shall pay on demand, an amount equal to fifty percent (50%) of all reasonable legal costs and expenses (together with any value added tax on them) that Grafton incurs in connection with the negotiation and preparation, amendment, extension, alteration of the June Agreement, this Deed and any further 90 day call option agreement (described in clause 2(f)) including without limitation such legal costs and expenses incurred by Grafton in effecting any transfers of shares in Kolar to UNIVERSAL in connection thereto.  Except as provided in this Deed each party shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed and any other agreement incidental to or referred to in this Deed.

12.	NOTICES

a.
A notice given under this Deed shall be in writing and shall be sent for the attention of the person, and to the address given above or to such other address, fax number or person as the relevant party may notify to the other party)  and shall be delivered personally or sent by fax  or sent by pre-paid first-class post or recorded delivery.

b.	A notice is deemed to have been received:

i.	if delivered personally, at the time of delivery; or
ii.	in the case of fax, at the time of transmission; or
iii.	in the case of pre-paid first class post or recorded delivery, 48 hours from the date of posting;

AND if deemed receipt under the previous paragraphs of this clause 12.b) is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a Business Day), when business next starts in the place of receipt. To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

13.	SEVERANCE

a.
If any provision of this Deed (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

b.
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

14.	THIRD PARTY RIGHTS

 No term of this Deed shall be enforceable by a third party (being any person   other than the parties and their permitted successors and assignees).

15.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

Executed and delivered as a deed	)
For and on behalf of Grafton	)
Resource Investments Ltd in	)	/s/ David Hutchins
the presence of:	)

in the presence of :	)

Signature of witness: /s/ Matthew Lavers
Name: Matthew Lavers
Address: 11 Albermarle St.
Occupation: Financial Analyst

Executed and delivered as a deed	)
For and on behalf of	)
Universal Gold Holdings	)	/s/ David Cather, Director
Cayman) Ltd in	)
the presence of:	)

in the presence of :	)

Signature of witness: /s/ Miles Leahy
Name: Miles Leahy
Address: 1920 Grosvenor St.
Occupation: Analyst